EXHIBIT 99.1

CPI Corp.
news for immediate release  FOR RELEASE DECEMBER 19, 2006

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES 2006 THIRD QUARTER RESULTS

•	2006 third quarter loss per diluted share narrows to ($0.15) compared to ($0.39) for the 2005 third quarter

•	2006 EPS for the 40 weeks ended November 11, 2006 improves to $0.24 versus a comparable 2005 loss per diluted share of ($1.04)

•	Trailing twelve month adjusted EBITDA improves to $47.7 million in 2006 third quarter compared to $46.2 million as of the second quarter of 2006

•	Capital spending for the 40 weeks ended November 11, 2006 totals $2.6 million and is now expected to be less than $3.5 million for the entire 2006 fiscal year

St. Louis, MO, December 19, 2006 - CPI Corp. (NYSE - CPY) today reported a loss per diluted share of ($0.15) for the 16-week third quarter ended November 11, 2006, which compares to a ($0.39) loss per diluted share in the comparable quarter of fiscal 2005. As a result of the completion of the Company’s Dutch Auction self-tender offer in February 2006, diluted weighted average shares outstanding declined to 6.4 million shares for the 2006 third quarter from 7.9 million shares in the comparable quarter of the prior year. Net loss for the same periods declined to ($951,000) in 2006 from a ($3.1) million net loss in 2005.

Net sales for the third quarter of 2006 decreased $1.4 million or 2% to $77.1 million from the $78.5 million reported in the third quarter of 2005. This decrease resulted from a 15% decrease in customer sittings partially offset by a 16% increase in average sale per customer sitting.

The Company believes the third quarter sittings decline is principally attributable to the impact of price increases instituted in the second half of  last year as well as the reduction of marketing directed at customer segments determined to be unprofitable. The Company believes the decline in sales in the third quarter is largely attributable to a shift in customer buying patterns discussed below.

The third quarter increase in average sale per customer sitting is the result of the price increases and suppression of marketing to low-spending customers discussed above as well as increased sales of higher value products and services such as digitally-enhanced and specialty portrait products, portraits on CD, and on-site printing made possible by the Company’s digital conversion.

Historically, sittings and sales have rapidly accelerated from early October through the Thanksgiving and Christmas holidays. The Company believes that this historical ramping up in sales is shifting forward as customers become more acclimated to the shorter turnaround times associated with digital fulfillment (historically, 2-3 weeks but now a week or less in a digital environment). The Company believes the reported 2006 third quarter sittings and sales have been affected significantly by this observed shift in customer activity.

Preliminary net sales for the first five weeks of the fourth quarter ended December 16, 2006 represent an approximate 1% decrease over the comparable period ended December 17, 2005. This net decrease is the result of an 11% decline in sittings partially offset by an 11% increase in average sale per customer sitting. Reflecting the aforementioned shift in portrait activity due to compressed lead times (including same-day fulfillment), sales comparisons to the comparable prior year periods, as expected, have improved in each week of the five week period ended December 16, 2006 and in the last two weeks of the period, likely to be the two highest sales volume weeks of the year, preliminary sales have increased 6% and 13%, respectively, compared to the comparable weeks in 2005. As a result of the Company’s digital platform and its consequent ability to fulfill portrait orders through and including Sunday, December 24, Christmas Eve, the Company expects to post significantly favorable sales comparisons in the next two weeks as well.

Losses from operations for the third quarter of 2006 were $1.7 million compared to $4.6 million in the comparable quarter of 2005. The $2.9 million decrease in losses from operations is primarily the result of decreases in cost of sales ($1.4 million), selling, general and administrative expenses ($1.7 million) and depreciation and amortization ($1.1 million), offset in part by a decrease in sales ($1.4 million).

The decrease in cost of sales resulted principally from lower overall production levels due to the decline in sittings and improved manufacturing productivity resulting from experience gained from operating in a full digital environment for a complete year. Additionally, the Company experienced significantly lower workers compensation expense in fiscal 2006 as compared to 2005. These decreases were partially offset by additional costs incurred related to increased same-day, in-studio fulfillment of portrait orders and increased sales of large format, specialty products not previously available in the analog film environment.

Selling, general and administrative expenses decreased primarily as a result of reduced advertising spending of $642,000, reduced medical insurance claims of $214,000 due to favorable 2006 third quarter claims experience as compared to the third quarter of 2005, reduced host sales commissions of $162,000 due to lower sales levels, reductions totaling $1.0 million in various other expense categories resulting primarily from the Company’s on-going cost containment efforts and non-recurring costs related to the 2005 digital conversion. These decreases were offset in part by the recording of additional corporate bonus accruals of $360,000 in the third quarter of 2006 as a result of improved operating results for the first three quarters of 2006 as compared to 2005.

The decrease in depreciation and amortization is principally attributable to reduced capital spending beginning in the fourth quarter of 2005 and continuing throughout 2006 following the significant digital investment made in 2004 and first three quarters of 2005.

# # # # #

The Company will host a conference call and audio webcast on Wednesday, December 20, at 10:00 a.m. central time to discuss the financial results and provide a Company update. To participate on the call, please dial 888-260-4537 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company’s own site at www.cpicorp.com as well as www.earnings.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above websites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 4497576. The replay will be available through December 27, 2006 by phone and for 30 days on the Internet.

# # # # #

CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, the vehicle for the Company's customers to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. We try to identify forward-looking statements by using words such as “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend,” and similar expressions. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: the Company’s dependence on Sears, the approval of our business practices and operations by Sears, the termination, breach or increase of the Company’s expenses by Sears or Sears Canada under our license agreements, customer demand for the Company’s products and services, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company’s photographs, widespread equipment failure, compliance with debt covenants, the impact of the Company’s strategic alternative process on its business, implementation of marketing and operating strategies, and other risks as may be described in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 4, 2006. The Company does not undertake any obligations to update any of these forward-looking statements.
Tables to follow…

CPI CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)
(Unaudited)

	16 Weeks	Vs.	16 Weeks	40 Weeks	Vs.	40 Weeks	52 Weeks	Vs.	52 Weeks
	Nov. 11, 2006		Nov. 12, 2005	Nov. 11, 2006		Nov. 12, 2005	Nov. 11, 2006		Nov. 12, 2005

Net sales	$77,050		$78,470	$193,064		$188,999	$296,049		$288,497

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	8,454		9,833	20,541		25,178	30,492		37,139
Selling, general and administrative expenses	64,563		66,231	155,103		158,540	218,658		220,384
Depreciation and amortization	5,086		6,209	13,318		15,258	18,012		19,202
Other charges and impairments	678		803	1,212		2,379	1,600		2,846
	78,781		83,076	190,174		201,355	268,762		279,571

(Loss) income from continuing operations	(1,731)		(4,606)	2,890		(12,356)	27,287		8,926

Interest expense	698		440	1,822		1,300	2,202		1,749

Interest income	172		91	332		411	618		737

Loss from extinguishment of debt	-		-	-		-	529		-

Impairment and related obligations of
preferred security interest	(587)		-	(887)		-	(887)		145

Other income, net	25		20	92		228	111		283

(Loss) earnings from continuing operations before
income tax (benefit) expense	(1,645)		(4,935)	2,379		(13,017)	26,172		8,052

Income tax (benefit) expense	(694)		(1,837)	846		(4,844)	10,078		3,380

Net (loss) earnings from continuing operations	(951)		(3,098)	1,533		(8,173)	16,094		4,672

Net loss from discontinued operations,
net of income tax benefit	-		-	-		-	-		(2)

Net (loss) earnings	($951)		($3,098)	$1,533		($8,173)	$16,094		$4,670

Net (loss) earnings per common share - diluted
From continuing operations	($0.15)		($0.39)	$0.24		($1.04)	$2.39		$0.59
From discontinued operations	-		-	-		-	-		-
Net (loss) earnings - diluted	($0.15)		($0.39)	$0.24		($1.04)	$2.39		$0.59

Net (loss) earnings per common share - basic
From continuing operations	($0.15)		($0.39)	$0.24		($1.04)	$2.40		$0.60
From discontinued operations	-		-	-		-	-		-
Net (loss) earnings - basic	($0.15)		($0.39)	$0.24		($1.04)	$2.40		$0.60

Weighted average number of common and
common equivalent shares outstanding:
Diluted	6,351		7,871	6,374		7,846	6,727		7,856

Basic	6,351		7,871	6,353		7,846	6,705		7,826

CPI CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
NOVEMBER 11, 2006 AND NOVEMBER 12, 2005
(In thousands)

	November 11, 2006	November 12, 2005
Assets

Current assets:
Cash and cash equivalents	$6,852	$7,784
Other current assets	44,452	44,497
Net property and equipment	30,240	45,709
Other assets	14,548	22,199

Total assets	$96,092	$120,189

Liabilities and stockholders' equity (deficit)

Current liabilities	$66,317	$77,934
Long-term obligations	11,833	8,493
Other liabilities	23,871	20,612
Stockholders' equity (deficit)	(5,929)	13,150

Total liabilities and stockholders' equity (deficit)	$96,092	$120,189

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands) (Unaudited)

	16 Weeks	Vs.	16 Weeks	40 Weeks	Vs.	40 Weeks	52 Weeks	Vs.	52 Weeks
	Nov. 11, 2006		Nov. 12, 2005	Nov. 11, 2006		Nov. 12, 2005	Nov. 11, 2006		Nov. 12, 2005
Capital expenditures	$955		$6,100	$2,625		$19,835	$3,025		$21,780

EBITDA is calculated as follows:
Net (loss) earnings from continuing operations	(951)		(3,098)	1,533		(8,173)	16,094		4,672
Income tax (benefit) expense	(694)		(1,837)	846		(4,844)	10,078		3,380
Interest expense/loss from debt extinguishment	698		440	1,822		1,300	2,731		1,749
Depreciation and amortization	5,086		6,209	13,318		15,258	18,012		19,202
Other non-cash charges	-		178	25		413	92		618

EBITDA (1) & (5)	$4,139		$1,892	$17,544		$3,954	$47,007		$29,621

Adjusted EBITDA (2)	$4,231		$2,695	$17,869		$6,333	$47,720		$32,876
EBITDA margin (3)	5.37%		2.41%	9.09%		2.09%	15.88%		10.27%
Adjusted EBITDA margin (4)	5.49%		3.43%	9.26%		3.35%	16.12%		11.40%

(1)	EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the Company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

	16 Weeks	Vs.	16 Weeks	40 Weeks	Vs.	40 Weeks	52 Weeks	Vs.	52 Weeks
	Nov. 11, 2006		Nov. 12, 2005	Nov. 11, 2006		Nov. 12, 2005	Nov. 11, 2006		Nov. 12, 2005
EBITDA	$4,139		$1,892	$17,544		$3,954	$47,007		$29,621
EBITDA adjustments:
Accruals related to accelerated vesting of supplemental
retirement plan benefits and guaranteed bonuses for 2004	-		-	-		-	-		74
Impairment charges	-		165	179		419	327		419
Reserves for severance and related costs	594		958	679		1,165	918		1,412
Executive retirements/repositioning	7		71	171		1,171	172		1,171
Consent solicitation costs	-		-	-		-	-		-
Contract terminations and settlements	-		(391)	-		(376)	-		34
Cost associated with strategic alternative review	78		-	183		-	183		-
Impairment reserve and related obligations of
preferred security interest	(587)		-	(887)		-	(887)		145

Adjusted EBITDA	$4,231		$2,695	$17,869		$6,333	$47,720		$32,876

(3)	EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.
(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.
(5)	As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	16 Weeks	Vs.	16 Weeks	40 Weeks	Vs.	40 Weeks	52 Weeks	Vs.	52 Weeks
	Nov. 11, 2006		Nov. 12, 2005	Nov. 11, 2006		Nov. 12, 2005	Nov. 11, 2006		Nov. 12, 2005
EBITDA	$4,139		$1,892	$17,544		$3,954	$47,007		$29,621
Income tax (expense) benefit	694		1,837	(846)		4,844	(10,078)		(3,380)
Interest expense	(698)		(440)	(1,822)		(1,300)	(2,731)		(1,749)
Adjustments for items not requiring cash:
Deferred income taxes	(514)		(725)	877		(3,226)	6,455		(7,087)
Deferred revenues and related costs	3,902		4,624	2,583		3,004	(4,277)		(7,309)
Impairment reserve and related obligations of preferred
security interest	(587)		-	(887)		-	(887)		145
Other, net	649		1,090	2,609		2,806	2,738		1,549
Decrease (increase) in current assets	(14,658)		(10,329)	(12,105)		(9,662)	(298)		6,676
Increase (decrease) in current liabilities	7,755		2,605	5,064		(32)	(4,994)		(6,001)
Increase (decrease) in current income taxes	(619)		(484)	96		(1,076)	(436)		13,060

Cash flows from continuing operations	$63		$70	$13,113		$(688)	$32,499		$25,525